Mississippi Chemical Corporation

            Re:  Form 10-Q Report for the quarter ended September 30,
                 1998

            Ladies and Gentlemen:

            This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

            We have been informed that, beginning July 1, 1998, Mississippi Chemical Corporation (the "Company") changed its presentation of delivery costs from a component of selling costs to a component of net sales on its statement of income. Management is of the opinion that this change was necessary to conform to industry practice so that the Company can be more readily compared to its peer group.

            A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

            We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reason stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of the Company's management.

            We have not audited the application of this change to the financial statements of any period subsequent to June 30, 1998. Furthermore, we have not examined and do not express any opinion with respect to your financial statements for the three months ended September 30, 1998.

            Very truly yours,

            Arthur Andersen LLP
            Memphis, Tennessee,
              October 10, 1998.